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Exhibit 10.42

April 23, 2001

Steve Berkowitz
2 Brightwood Circle
Danville, CA 94506

Dear Steve;

    Ask Jeeves is pleased to offer you the position of President and General Manager of the Web Properties Division of Ask Jeeves Inc. You will report to Skip Battle, Chief Executive Officer. This position is a full time, regular, exempt position and will be based out of Emeryville, CA. Your target hire date will be May 16, 2001. Details of your offer are outlined below.

Base Salary

    Your starting annual salary will be $275,000.00, subject to applicable deductions, paid on the 15th and last working day of each month, in accordance with the company's normal payroll procedures.

Bonus Plan

    You will be eligible to participate in the Ask Jeeves Executive Performance Bonus Plan, which provides you the opportunity to earn a bonus up to an additional 60% of your base pay the performance period (Quarterly), based on 100% of Company and Division financial performance against targets. If financial performance exceeds 100% of goals, you would be eligible to earn a bonus greater than 60% of your period base pay, but in no case greater than 120% of your period base pay. Ask Jeeves reserves the right to change any provisions under this plan at any time for any reasons.

Stock Options

    Upon Board of Directors approval you will be granted 360,000 options to purchase stock in Ask Jeeves. Your options will vest over a period of four years, with 25% of the shares vesting on the first anniversary of your employment, and the remaining shares vesting in 36 equal monthly installments thereafter, at the end of each month thereafter during which you remain an active regular employee of Ask Jeeves. Options granted under this plan have a term of ten years.

    The strike price for your options will be the closing price on your first day of work.

    In addition, you will be granted 40,000 options on the date of the company's Q2 Earnings Release, expected to be in late July 2001. The price of these options will be the closing price effective the date of the Earnings Release.

Change of Control and Severance

    In the event that there is a Change of Control (as defined below) of the company and there has been a constructive termination of your employment (or a material change in your duties or responsibilities), or you are Terminated without Cause (as defined below) then as of the effective date of the latest of these conditions, you would receive 1) severance pay at the equivalent of 6 months of your base pay rate; and 2) service credit for an additional 6 months of stock option vesting. If the Change of Control is effective within your first six months of employment, you will receive a pro-rata portion of the first 25% of the vesting of this grant, based on your service. Thus, if the Change of Control were effective after 3 full months of your employment, you would receive 9/12 of your first cliff vesting.

    For the purpose of this Offer Letter, Change in Control means: (i) a dissolution or liquidation of the Company; (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company, other than a sale, lease or other disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors; or (vi) in the event that the individuals who, as of the date of adoption of the Plan, are members of the Company's Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. (If the election, or nomination for election by the Company's stockholders, of any new Director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall be considered to be a member of the Incumbent Board in the future.)

    For the purpose of this Offer Letter, Cause shall mean the occurrence of any of the following (and only the following): (i) your indictment or conviction of any felony or of any crime involving dishonesty; (ii) your participation in any fraud against the Company; (iii) your material breach of your duties to the Company, including persistent unsatisfactory performance of your job; (iv) your material violation of your proprietary information agreement or other material agreement with the Company; or (v) your intentional damage to any property of the Company.

Other Employment Benefits

    Ask Jeeves provides you a comprehensive compensation and benefits package. If you choose to participate in the Ask Jeeves health benefit program, the benefits become effective on your hire date.

At-Will Employment Status

    Your employment with Ask Jeeves is "at will." This means that if you accept this offer of employment from Ask Jeeves, Ask Jeeves may terminate your employment for any reason at any time, with or without notice, and with or without cause. Similarly, you are free to resign at any time, for any reason or for no reason. This offer is contingent upon your signing an Agreement of At-Will Employment Status.

Terms and Conditions of Employment

    You and the Company agree that any dispute relating to or arising out of your employment relationship, except for disputes relating to or arising out of the obligations set forth in your Confidential Information and Invention Assignment Agreement shall be fully and finally resolved by mandatory, binding arbitration conducted by the American Arbitration Association ("AAA") in Alameda County pursuant to the Employment Dispute Resolution Rules of the AAA in effect at the time of the dispute.

Conditions of Offer

    This offer of employment is contingent upon the following:

  •
  Your signing this offer letter and all agreements, including, but not limited to, the Conditions of Employment, the Confidential Information and Invention Assignment Agreement and Inside Trading Policy.

  •
  Your submission of appropriate documentation of employment eligibility in the United States.

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  The satisfactory outcome of reference checks, including verification of valid drivers' license if required for your job.

    The above are conditions of your employment even if you begin work before all conditions are met.

Acceptance of Offer

    If you choose to accept this offer of employment pursuant to the terms set forth above, please sign and date this letter. Fax this signed document to 510-985-7507, attention Paul Bianchi, Human Resources then forward the original documents to Human Resources, 5858 Horton St., Ste. 350, Emeryville, CA 94608 on your first day of work. This offer will be effective until April 27, 2001, and will be voided after this date.

    Steve, I, as well as your immediate and company-wide team members are very excited about the contributions we expect you will make to our organization.

    If you have any further questions, please contact me at (510) 985-7578 or Paul Bianchi at (510) 985-7587.

Sincerely,

/s/ A. George (Skip) Battle
A. George (Skip) Battle
Chief Executive Officer

cc:	File Human Resources

I agree and accept the terms of this employment offer.

/s/ Steve Berkowitz Steve Berkowitz	Date: 4/24/01

This will be my first day of work at Ask Jeeves: May 16, 2001

Employment Offers must be signed only by the VP of Human Resources or an Officer of Ask Jeeves Inc. All other signatures will cause this agreement to be invalid. Any edits or alterations to these contract may invalidate this agreement.

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Exhibit 10.42